UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2009

PERF-GO GREEN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-141054	20-3079717
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

12 East 52nd Street, 4th Floor, New York, New York 10022

(Address of principal executive offices) (zip code)

(212) 935-3550

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements

On February 3, 2009, the Board of Directors of Perf-Go Green Holdings, Inc. (the “Company”) appointed Louis Giusto as Chief Financial Officer, effective February 23, 2009. Mr. Giusto’s employment with the Company commenced on January 19, 2009. From November 2005 though September 2008, Mr. Giusto was the Vice Chairman, Chief Financial Officer and Treasurer of Air Industries Group, Inc., a manufacturer of components for the aerospace industry. Mr. Giusto has over 30 years of financial control experience with foreign and domestic banks, non-bank financial service entities and consumer product companies. From 2003 to November 2005, Mr. Giusto acted as an independent consultant to a number of private businesses. From 2000 to 2003, Mr. Giusto was an Account Manager for a public accounting firm and the Senior Vice President - Finance and Operations of Credit2B.com, a web-based internet company. Before joining C2B, Mr. Giusto served for fourteen years in various positions with Fleet Bank and, prior to its acquisition by Fleet Bank, NatWest PLC, London. During his tenure at NatWest, Mr. Giusto served as Senior Financial Officer and Treasurer of NatWest Commercial Services, Inc. (a billion dollar wholly owned subsidiary of NatWest PLC, London) and a Credit Administrator (Risk Manager) with Fleet Bank. Mr. Giusto serves as a director of Long Island Consultation Center, a not-for-profit psychiatric care facility. Mr. Giusto graduated from New York University with a BS in Economics and Accounting and from Long Island University (with Distinction) with an MBA in Finance. The terms of Mr. Giusto’s employment include a base salary of $150,000 per annum and the Company intends to issue Mr. Giusto options to purchase 500,000 shares of common stock of the Company at an exercise price of $0.50 per share under the 2008 Share Incentive Plan, subject to approval by the Company’s Board of Directors.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Perf-Go Green Holdings, Inc.

February 9, 2009	By:	/s/ Anthony Tracy
Anthony Tracy
President